UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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StarTek, Inc.
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Business Process Outsourcing

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS — MAY 6, 2015

PROXY STATEMENT

StarTek, Inc.
8200 East Maplewood Ave., Suite 100
Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2015

To the Stockholders of StarTek, Inc.:

The 2015 Annual Meeting of Stockholders of StarTek, Inc. ("STARTEK"), a Delaware corporation, will be held at the offices of StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO, 80111, on May 6, 2015, at 8:00 a.m. local time, for the following purposes:

1.             To elect six directors to hold office for a term of one year until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.              To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm for the year ending December 31, 2015.

3.              To hold a non-binding advisory vote to approve the compensation of our named executive officers.

4.     To consider and act upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 11, 2015 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

Chad A. Carlson
President and Chief Executive Officer

March 26, 2015

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience.  This will ensure the presence of a quorum at the meeting.  Promptly voting your shares will save us the expense and extra work of additional solicitation.  Please vote your shares, as instructed in the proxy materials, as promptly as possible.  Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

STARTEK, INC.

PROXY STATEMENT

STARTEK, INC.
8200 EAST MAPLEWOOD AVE., SUITE 100
GREENWOOD VILLAGE, COLORADO 80111
(303) 262-4500

2015 ANNUAL MEETING OF STOCKHOLDERS
May 6, 2015

This Proxy Statement, or a Notice of Internet Availability of Proxy Materials, was first mailed to our stockholders on or about March 27, 2015. It is furnished in connection with the solicitation of proxies by the Board of Directors of StarTek, Inc., a Delaware corporation, to be voted at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO, 80111, on May 6, 2015, at 8:00 a.m. local time.

OUTSTANDING STOCK AND VOTING RIGHTS

The only outstanding securities entitled to vote at the Annual Meeting are shares of our common stock, $0.01 par value. Stockholders of record at the close of business on March 11, 2015 will be entitled to vote at the Annual Meeting on the basis of one vote for each share held. On March 11, 2015, there were 15,417,122 shares of common stock outstanding.

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice.  Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy material on the Internet.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Proxies will be voted according to the instructions received either on the proxy card or online via the Internet or telephone.  In the absence of specific instructions, proxies will be voted (i) FOR each of the nominees in proposal 1, (ii) FOR proposals 2 and 3 and (iii) in the discretion of the proxy holders on any other matter which properly comes before the Annual Meeting.

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting.  A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.  We will pay the cost of solicitation of proxies.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of common stock as of the record date.  Abstentions and broker non-votes (i.e., when a broker does not have or exercise authority to vote on a specific issue) are counted as present in determining whether the quorum requirement is satisfied.  Each stockholder is entitled to cast one vote per share on each matter.

The election of the directors requires a majority (i.e., greater than 50%) of the votes cast in person or by proxy at the Annual Meeting.  If a nominee for director who is an incumbent director is not elected and no successor has been elected at the annual stockholder’s meeting, the director shall promptly tender his or her resignation to the Board of Directors.  The Nominating and Governance Committee of the Board of Directors shall make a recommendation to the Board of Directors whether to accept or reject the resignation.  If accepted, the Board of Directors, at its sole discretion, may fill any resulting vacancy pursuant to the provisions of the amended and restated bylaws.  If the election of directors is contested, whereby the number of nominees for election exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes cast.  We do not expect the election of directors at the Annual Meeting to be contested and therefore directors will be elected by a majority of the votes cast.  Cumulative voting is not permitted in the election of directors.

The affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting, whether in person or by proxy, is required to ratify our independent registered accounting firm. The proposal to approve our executive compensation is advisory and not binding on us.  However, we will consider our stockholders to have approved our executive compensation if the number of votes for this proposal exceeds the number of votes against this proposal.

For purposes of the proposal to ratify our independent registered accounting firm and any other matters properly brought before the Annual Meeting, abstentions will have the effect of a vote against the matter. For purposes of the election of directors and the non-binding approval of our executive compensation, abstentions will not affect the vote taken. Broker non-votes will not be considered present and do not affect the vote taken on any matter. Because brokers may not vote uninstructed shares on behalf of their customers for “non-routine” matters, which includes the election of directors and approval of our executive compensation, it is critical that stockholders vote their shares.

The Board of Directors has selected Ed Zschau and Chad A. Carlson, and each of them, to act as proxies with full power of substitution.  Solicitation of proxies may be made by mail, personal interview, telephone and facsimile transmission by our officers and other management employees, none of whom will receive any additional compensation for their soliciting activities.  The total expense of any solicitation will be borne by us and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Unless otherwise noted in this definitive proxy statement, any description of “us,” “we,” “our,” "STARTEK", etc. refers to StarTek, Inc. and our subsidiaries.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

The table below presents information as of March 1, 2015, regarding the beneficial ownership of shares of our common stock by:

·             Each of our directors and the executive officers named in the Summary Compensation Table;

·             Each person we know to have beneficially owned more than five percent of our common stock as of that date; and

·             All of our current executive officers and directors as a group.

	Beneficial Ownership of Shares
Name of Beneficial Owner	Number of Shares (1)	Percentage of Class
A. Emmet Stephenson, Jr. (2)(3)	2,914,382	18.90%
Heartland Advisors, Inc. (4)	1,680,655	10.90%
Privet Fund Management LLC (5)	1,310,282	8.50%
Dimensional Fund Advisors LP (6)	946,513	6.14%
Engine Capital Management, LLC (7)	917,415	5.95%
T. Rowe Price Associates (8)	824,730	5.35%
Directors:
Ed Zschau (2)(10)	195,842	1.26%
Robert Sheft (2)(11)	186,178	1.20%
Benjamin L. Rosenzweig (2)(12)	163,398	1.05%
Jack D. Plating (2)(13)	95,436	*
Named Executive Officers:
Chad A. Carlson (2)(14)	440,241	2.78%
Peter F. Martino (2)	3,000	*
Kamalesh Dwivedi (2)	—	—
All Current Directors and Executive Officers as a group (11 persons) (9)	1,284,543	7.77%

*                 Less than one percent.

(1)     Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership in each case includes shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 1, 2015.  Included in this table are all shares of restricted stock (vested and unvested) and deferred stock units (vested and unvested) as of March 1, 2015.  Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

(2)     The address of such person is c/o StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111.

(3)    This disclosure is based on information provided to us in a questionnaire. Mr. Stephenson has entered into an Investor Rights Agreement with us, which is more fully described on page 23 of this definitive proxy statement.

(4)    This disclosure is based on a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., on February 13, 2015.  The address of this stockholder is 789 North Water Street, Milwaukee, Wisconsin 53202.  These securities are owned by various individual and institutional investors, including Heartland Value Fund, a series of the Heartland Group, Inc. (which owns 1,400,000 shares, representing 9.1% of the shares outstanding), for which Heartland Advisors, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Heartland Advisors, Inc. and

William J. Nasgovitz are deemed to be beneficial owners of such securities; however, Mr. Nasgovitz expressly disclaims that he is, in fact, the beneficial owner of such securities.  Heartland Advisors, Inc. reports shared voting power with respect to 1,632,385 shares and shared dispositive power with respect to 1,680,655 shares.

(5) This disclosure is based on a Schedule 13D/A filed with the SEC by Privet Fund LP on November 19, 2013.  The address of this stockholder is 3280 Peachtree Rd., Suite 2670, Atlanta, Georgia 30305.  These securities are owned by various individual and institutional investors, including Privet Fund Management LLC, (which owns 1,310,282 shares, representing 8.5% of the shares outstanding).  Privet Fund Management LLC reports shared voting power with respect to 1,310,282 shares and shared dispositive power with respect to 1,310,282 shares.

(6)     This disclosure is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 5, 2015.  The address of this stockholder is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.  For purposes of the reporting requirements of the Exchange Act, Dimensional Fund Advisors LP is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors, LP expressly disclaims that it is, in fact, the beneficial owner of such securities.  Dimensional Fund Advisors LP reports sole voting power with respect to 922,722 shares and sole dispositive power with respect to 946,513 shares.

(7)    This disclosure is based on a Schedule 13D filed with the SEC by Engine Capital, L.P. on April 29, 2014.  The address of this stockholder is 1370 Broadway, 5th Floor, New York, New York 10018.  These securities are owned by various individual and institutional investors, including Engine Capital, L.P., Engine Jet Capital, L.P., P Engine Ltd., Engine Capital Management, LLC, Engine Investments, LLC and Arnaud Ajdler. Engine Capital Management LLC is the investment manager of Engine Capital, Engine Jet Capital and P Engine. Mr. Ajdler serves as the managing member of Engine Management and Engine Investments. Engine Capital, L.P. beneficially owns 575,067 shares, representing 3.7% of the shares outstanding. Engine Jet Capital, L.P. beneficially owns 145,745 shares, representing 1% of the shares outstanding. P Engine Ltd. beneficially owns 196,603 shares, representing 1.3% of the shares outstanding. Engine Capital Management, LLC and Arnaud Ajdler each beneficially own all 917,415 shares. Each of the reporting persons expressly disclaims beneficial ownership of the shares directly owned by the other reporting persons except to the extent of his or its pecuniary interest therein.

(8)    This disclosure is based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 11, 2015.  The address of this stockholder is 100 East Pratt Street, Baltimore, Maryland 21202.  T. Rowe Price Associates, Inc. reports sole voting power with respect to 79,030 shares and sole dispositive power with respect to 824,730 shares.

(9) Includes an aggregate of 1,116,317 shares of common stock underlying vested stock options.

(10)  Includes 13,368 shares owned by the Zschau Living Trust and 168,770 shares of common stock underlying vested stock options.

(11)    Includes 147,770 shares of common stock underlying vested stock options.

(12)      Includes 147,770 shares of common stock underlying vested stock options.

(13)    Includes 72,129 shares of common stock underlying vested stock options.

(14)    Includes 394,430 shares of common stock underlying vested stock options.

Except as set forth in the table presented previously, we know of no other person that beneficially owns 5% or more of our outstanding common stock.

PROPOSAL 1.

ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors must consist of at least one but no more than nine directors.  Each director serves a one year term (and until his or her successor is elected and qualified).  At the Annual Meeting, our stockholders will elect six directors to serve until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

The Board of Directors, upon recommendation of the Governance and Nominating Committee, has nominated existing directors Mr. Chad A. Carlson, Mr. Jack D. Plating, Mr. Benjamin L. Rosenzweig, Mr. Robert Sheft and Dr. Ed Zschau for re-election, and along with a new nominee, Mr. Arnaud Ajdler, to serve as directors until their terms expire in 2016.  The names of the nominees, their principal occupations, the years in which they became directors and certain other biographical information is set forth below.  In the event any nominee declines or is unable to serve, proxies will be voted in the discretion of the proxy holders.  We have no reason to anticipate that this will occur.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Governance and Nominating Committee and the Board of Directors considered the information in the individual biographies set forth below as well as the record of service to STARTEK of each director nominated for re-election.

Biographical information and qualifications regarding the board of director nominees seeking election is as follows:

Arnaud Ajdler Nominee Age 39
Mr. Ajdler is a nominee for election. Mr. Ajdler is currently Managing Partner of Engine Capital LP, a value-oriented special situations fund. Prior to founding Engine Capital in February 2013, Mr. Ajdler served as a Managing Director of Crescendo Partners II, L.P. from December 2005 to February 2013. Mr. Ajdler serves as a director of Destination Maternity Corporation (NASDAQ: DEST), Imvescor Restaurant Group (TSCX: IRG) and Stewart Information Services Corporation (NYSE: STC). He also served as a director of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012, as a director of O’Charley’s Inc. from March 2008 until the company was acquired in April 2012 and as a director of The Topps Company, Inc. from August 2006 until the company was acquired in October 2007. From June 2004 until June 2006, Mr. Ajdler served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006, and until June 2009, Mr. Ajdler served as a director of the surviving company, a NYSE listed company. Mr. Ajdler is also an Adjunct Professor at Columbia University Business School where he teaches a course in Value Investing. Mr. Ajdler received a B.S. in Engineering from the Free University of Brussels, Belgium, an S.M. in Aeronautics from the Massachusetts Institute of Technology and an MBA from the Harvard Business School.

The Board believes that Mr. Ajdler's experience as a managing director of an investment firm that has investments in a broad range of industries, as well as his experience gained from service on the boards of directors of several companies will enable him to provide valuable expertise to the Board.

Chad A. Carlson Director since 2011 Age 49
Mr. Carlson has served as our President and Chief Executive Officer since June 2011, prior to which he served as our Executive Vice President and Chief Operating Officer from June 2010 to June 2011. Previously, Mr. Carlson served as Executive Vice President of Global Operations at Sitel, a global business process outsourcing company.  From 2007 to 2008, Mr. Carlson served as Chief Operating Officer of the Americas and Asia Pacific operations for Sitel and from 2003 to 2007 he served in the same role for ClientLogic, a global business process outsourcing company, prior to its acquisition of Sitel.  Mr. Carlson has over fifteen years of experience in the business process outsourcing industry, serving in a variety of roles. Mr. Carlson received his B.S. in Business Logistics from Pennsylvania State University.

The Board of Directors believes that Mr. Carlson’s strong business background as an operational leader in the business process outsourcing industry is valuable to his service on the board. The board also considered his strong leadership and team building skills demonstrated during his tenure as Chief Executive Officer of our company.

Jack D. Plating Director since 2011 Age 62 Chairman of the Governance and Nominating Committee Member of the Compensation Committee Member of the Audit Committee
Mr. Plating served as Executive Vice President and Chief Operating Officer (COO) of Verizon Wireless (NYSE:  VZ), a leading wireless service provider, from 2007 through 2009.  Mr. Plating oversaw Verizon Wireless’ nationwide sales and customer service operations, product development and marketing.  Prior to serving as the Executive Vice President and COO of Verizon Wireless, Mr. Plating served as the President of Verizon Wireless’s South Area from 2000 through 2007.  From 1989 to 2000, Mr. Plating held several executive management positions with Bell Atlantic Mobile, one of Verizon Wireless’ predecessor companies, including as the company’s Executive Vice President and COO.  Prior to Bell Atlantic Mobile, Mr. Plating held various other management positions within the telecommunications industry, including with Digital Pagin Systems, A+ Communications, Metro Mobile CTS and Motorola Communications and Electronics. Mr. Plating served as a director of Zipit Wireless (privately held) in Greenville, South Carolina from 2011 to 2013. Mr. Plating holds a B.S. in Business Administration and Marketing from the University of Arkansas.

The Board of Directors believes that Mr. Plating’s experience in the telecommunications industry and his experience overseeing customer service operations will bring valuable experience to the board and assist the Company with its global growth and operational improvement initiatives.  The board also believes Mr. Plating’s extensive leadership experience in senior management positions brings valuable expertise to the board.

Benjamin L. Rosenzweig Director since 2011 Age 29 Chairman of the Audit Committee Member of the Compensation Committee Member of the Governance and Nominating Committee
Mr. Rosenzweig is currently a Partner at Privet Fund Management LLC. Prior to joining Privet in September 2008, Mr. Rosenzweig served as an investment banking analyst in the corporate finance group of Alvarez and Marsal from June 2007 until May 2008, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. He has considerable financial expertise, including extensive involvement with capital market transactions and turnaround situations. Mr. Rosenzweig graduated Magna Cum Laude from Emory University with a Bachelor of Business Administration degree in Finance and a second major in Economics. Mr. Rosenzweig is currently a director of PFSweb, Inc. (NASDAQ: PFSW) and RELM Wireless Corporation (NYSE MKT: RWC).

The Board of Directors believes that Mr. Rosenzweig’s experience, background and financial expertise, including extensive involvement with capital markets transactions and turnaround situations, allows Mr. Rosenzweig to bring valuable expertise to the board.

Robert Sheft Director since 2011 Age 54 Chairman of the Compensation Committee Member of the Governance and Nominating Committee
Mr. Sheft is currently the Executive Chairman of The Home Service Store, Inc., an innovative home improvement company offering shop-at-home services for a broad offering of home improvement products on behalf of retailers nationwide, a position he has held since August 2012. Mr. Sheft also currently serves as a managing director at Roark Capital Group, a private equity firm based in Atlanta, which he joined in August 2012. Mr. Sheft was the Founder, President and Chief Executive Officer of Simply Floored LLC, an innovative home improvement company offering shop-at-home services for flooring and insulation, until August 2012. Prior to starting Simply Floored in 2004, Mr. Sheft was the Founder, President and Chief Executive Officer of RMA Home Services, Inc. (RMA), from 1997 until its acquisition by The Home Depot in December 2003. Mr. Sheft built RMA into one of the largest providers of installed siding and window services in the country, with revenues of more than $200 million, customers in more than 1,000 Home Depot stores nationwide, and 1,200 associates operating out of 22 branch offices and a support center in Atlanta. Prior to founding RMA, Mr. Sheft served for five years as a Managing Director of merchant banking at First Southwest. He began his career as an attorney in the mergers and acquisitions practice of Skadden, Arps, Slate, Meagher & Flom LLP. From 2006 until 2008, Mr. Sheft served on the board of Marathon Acquisition Corp., a special purpose acquisition company. He is a trustee of Pace Academy in Atlanta where he also chairs the Governance Committee. Mr. Sheft graduated Magna Cum Laude with a Bachelor of Science in Finance from the University of Pennsylvania’s Wharton School and as a James Kent Scholar from the Columbia University School of Law.

The Board of Directors believes that Mr. Sheft’s experience, background and financial expertise, including extensive experience founding, developing and managing companies, allows Mr. Sheft to bring valuable expertise to the board. In particular, his M&A and legal experience provide the Board with sound advice regarding business development and strategic growth opportunities and corporate governance matters.

Dr. Ed Zschau Director since 1997 Age 75 Chairman of the Board Member of the Audit Committee Member of the Governance and Nominating Committee
Dr. Zschau retired as Visiting Lecturer with rank of Professor in the Department of Electrical Engineering at Princeton University in June 2013, a position he held since 2000. However, he continues to serve as a Senior Research Specialist at Princeton and he is also a Lecturer in Engineering at the California Institute of Technology.  Prior to joining Princeton, he was a Professor of Management at Harvard Business School from September 1997 to August 2000. From April 1993 to July 1995, Dr. Zschau was General Manager, IBM Corporation Storage Systems Division. Earlier in his career, he was Founder and CEO of System Industries, Inc. which became a public company in 1980. From 1999 to 2007, Dr. Zschau was a director of the Reader’s Digest Association, Inc., a publicly traded company at the time, and chaired its Finance Committee. Dr. Zschau is a graduate of Princeton University and received his M.B.A., M.S., and Ph.D. degrees from Stanford University.

The Board of Directors believes that Dr. Zschau’s experience in building a technology company, leading a major division of a large multinational corporation, and teaching in the areas of business and technology at world-class universities brings valuable insight to all significant aspects of our business and to leading our Board of Directors as our Chairman. The board also considers Dr. Zschau to be a financial expert because of his experience as a public company CEO, an IBM division General Manager, and as a professor at Harvard Business School teaching courses in managerial economics and entrepreneurial finance. With eighteen years on our board, Dr. Zschau is our longest serving director and has developed a deep knowledge of our business. His long history with our company, combined with his leadership skills and operating experience, makes him particularly well suited to be our Chairman.

CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors is comprised of Mr. Chad A. Carlson, Dr. Ed Zschau, Mr. Jack D. Plating, Mr. Benjamin L. Rosenzweig and Mr. Robert Sheft. During 2014, the Board of Directors held six meetings, our Audit Committee met five times, our Compensation Committee met four times and our Governance and Nominating Committee met twice.  Each director attended at least 75% of the meetings of the Board and the committees on which they serve.  We do not require that our directors attend our annual meetings of stockholders; however, Mr. Carlson, Dr. Zschau, Mr. Plating, Mr. Rosenzweig and Mr. Sheft attended the 2014 meeting.

The Board has nominated all incumbent directors to stand for re-election to the Board. The Board has also nominated Mr. Arnaud Ajdler for election to the Board. Mr. Ajdler was identified as a nominee by Engine Capital, a greater than 5% stockholder of the Company. Additional information about Mr. Ajdler’s nomination is described below on page 23 under “Nomination and Standstill Agreement with Engine Capital.”

Our Board of Directors has determined that each of Dr. Zschau, Mr. Ajdler, Mr. Plating, Mr. Rosenzweig and Mr. Sheft are "independent" under the regulations of the New York Stock Exchange (the “NYSE”).  None of these directors or nominees has any relationship or has been party to any transactions that the board believes could impair the independent judgment of these directors or nominees in considering matters relating to us.

Leadership Structure of our Board

Dr. Zschau has served as our non-executive Chairman since May 2006.  We have maintained a leadership structure since that time with the non-executive Chairman separate from the Chief Executive Officer, although the board has no formal policy with respect to the separation of such offices.  The independent directors meet regularly without management present, and Dr. Zschau, our Chairman, presides at these meetings.

Our Board of Directors believes that it is the proper responsibility of the board to determine who should serve as Chairman and/or Chief Executive Officer and whether the offices should be combined or separated. The board members have considerable experience and knowledge about the challenges and opportunities we face. The board, therefore, is in the best position to evaluate our current and future needs and to judge how the capabilities of our directors and senior management from time to time can be most effectively organized to meet those needs.  The board believes that the separate offices of the Chairman and CEO currently functions well and is the optimal leadership structure for us. While the board may combine these offices in the future if it considers such a combination to be in our best interests, it currently intends to retain this structure.

The Board also has three standing committees: Audit, Compensation and Governance and Nominating Committees as described below.  The charters for our Audit Committee, Compensation Committee and Governance and Nominating Committee are available on the Investors page on our website at www.startek.com.

Audit Committee

Our Board of Directors has an Audit Committee that assists the Board of Directors in fulfilling its oversight responsibility relating to our financial statements and financial reporting process and our systems of internal accounting and financial controls.  The Audit Committee is also responsible for the selection and retention of our independent auditors, reviewing the scope of the audit function of the independent auditors and approving non-audit services provided to us by our auditors, and reviewing audit reports rendered by our independent auditors. As of March 1, 2015, the members of the Audit Committee are Mr. Rosenzweig, Chairman, Mr. Plating and Dr. Zschau, each of whom is an “independent director” as defined by the NYSE's listing standards and is financially literate. Our Board of Directors has determined that Dr. Zschau qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Our Board of Directors also has a Compensation Committee, for which the board has adopted a written Compensation Committee Charter. The Compensation Committee reviews our compensation programs and exercises authority with respect to payment of direct salaries and incentive compensation to our executive officers. In addition, the committee is responsible for oversight of our equity incentive plans. As of March 1, 2015, the members of the Compensation Committee are Mr. Sheft, Chairman, Mr. Plating and Mr. Rosenzweig, each of whom is an “independent director” as defined by the NYSE's listing standards.

Governance and Nominating Committee

The Governance and Nominating Committee of our Board of Directors is responsible for the nomination of candidates for election to our board, including identification of suitable candidates, and also oversees our corporate governance principles and recommends the form and amount of compensation for directors to the board for approval. The Governance and Nominating Committee also administers annual self-evaluations of the Board of Directors and all committees of the board. As of March 1, 2015, the members of the Governance and Nominating Committee are Mr. Plating, Chairman, Mr. Rosenzweig, Mr. Sheft and Dr. Zschau, each of whom is an “independent director” as defined by the NYSE's listing standards. Notwithstanding the Governance and Nominating Committee, certain of our nominees to our Board of Directors may be named in the future by certain of our stockholders pursuant to the terms of an Investor Rights Agreement described on page 23 under “Investor Rights Agreement.”

Director Nominations

The Governance and Nominating Committee does not have an express policy with regard to the consideration of any director candidates recommended by our stockholders because our bylaws permit any stockholder to nominate director candidates, and the committee believes that it can adequately evaluate any such nominees on a case by case basis. The committee will consider director candidates proposed in accordance with the procedures set forth on page 28 under “Stockholder Proposals,” and will evaluate stockholder-recommended candidates under the same criteria as other candidates.

Although the committee does not currently have formal minimum criteria for nominees, it considers a variety of factors such as a nominee’s independence, prior board experience, relevant business and industry experience, leadership experience, ability to attend and prepare for board and committee meetings, ethical standards and integrity, cultural fit with the Company’s existing board and management, and how the candidate would add to the diversity in backgrounds and skills of the board.  The Governance and Nominating Committee takes into account diversity considerations in determining our nominees and believes that, as a group, the nominees bring a diverse range of perspectives to the board’s deliberations; however, we do not have a formal policy on board diversity. Any candidate must state in advance his or her willingness and interest in serving on our board.  In identifying prospective director candidates, the Governance and Nominating Committee seeks referrals from other members of the board, management, stockholders and other sources. The Governance and Nominating Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the board’s effectiveness.

Board’s Role in Risk Oversight

The Board of Directors takes an active role in risk oversight of our Company, both as a full board and through its committees. The agendas for the board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our Company's strategies and compensation plans. In 2014, at each regularly scheduled Audit Committee meeting, management presented a summary of enterprise risks, mitigation strategies and progress on previously identified risks and mitigation steps. The Audit Committee then determined whether the mitigation activities were sufficient and whether our Company's overall risk management process or control procedures required modification or enhancement. The objectives for the risk assessment included (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, board and senior management and (iii) determining whether there are risks that require additional or higher priority mitigation efforts. We plan on continuing this iterative process in 2015.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and NYSE, to govern the responsibilities and requirements of the Board of Directors. A current copy of our Corporate Governance Guidelines is available on our website, www.startek.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Business Conduct and Ethics is available on the investor relations page of our website at www.startek.com.  We intend to disclose on our website any amendments to or waivers of the code applicable to our directors, principal executive officer, principal financial officer, chief accounting officer, controller, treasurer and other persons performing similar functions within four business days following the date of such amendment or waiver.

Related Person Transaction Approval Policy

Our Audit Committee reviews and pre-approves transactions we may enter into with our directors, executive officers, principal stockholders (greater than 5%) or persons affiliated with our directors, executive officers or principal stockholders. Our Audit Committee has adopted formal procedures for these reviews. We have a written related person transaction approval policy which the Audit Committee is responsible for applying.  Transactions subject to this policy include any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company is or will be a participant and in which a related person has a direct or indirect interest.  A related person includes (1) all of our directors and executive officers, (2) any nominee for director, (3) any immediate family member of a director, nominee for director or executive officer and (4) any holder of more than five percent of our common stock, or an immediate family member of such holder.  The standards for approval by the Audit Committee include (i) whether the terms are fair to the Company, (ii) whether the transaction is material to the Company, (iii) the role that the related person has played in arranging the transaction, (iv) the structure of the related person transaction and (v) the interests of all related persons in the transaction.  Furthermore, our Code of Business Conduct and Ethics requires directors and executive officers to disclose any transaction with us in which they may have a direct or indirect interest.

Available Information

Copies of our key corporate governance documents, including the committee charters, described previously, are available on the investor relations page of our website at www.startek.com.  Any stockholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to: Manager of SEC Reporting, 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado, 80111.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers as of March 15, 2015:

Officer Name	Age	Position	Joined STARTEK
Chad A. Carlson	49	President and Chief Executive Officer	2010
Lisa A. Weaver	46	Senior Vice President, Treasurer and Chief Financial Officer	2011
Kamalesh Dwivedi	59	Chief Information Officer	2014
Rod A. Leach	47	Senior Vice President and General Manager, Healthcare & Emerging Services	2010
Peter F. Martino	48	Senior Vice President and General Manager, Customer Support Services	2014
Jaymes D. Kirksey	59	Senior Vice President, Global Human Resources	2013
Emily K. Millar	61	Senior Vice President, Marketing & Client Engagement	2011

Mr. Carlson’s biography appears under the heading “Election of Directors.”

Lisa A. Weaver; age 46; Senior Vice President, Chief Financial Officer and Treasurer
Ms. Weaver has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 2011.  Ms. Weaver previously served as North America Chief Financial Officer of Recall Corporation, a global provider of document management, data protection and document destruction services, since February 2011.  Prior to joining Recall, Ms. Weaver held various finance leadership positions, most recently as the North America Chief Financial Officer and Global FP&A Leader, with Sitel, a global business process outsourcing (BPO) company, from May 2000 until January 2011.

Kamalesh Dwivedi; Age 59; Chief Information Officer
Mr. Dwivedi has served as our Chief Information Officer since October 2014.  Mr. Dwivedi served as Executive Vice President and Chief Information Officer for Bellsystem24 Inc., Japan’s largest customer service and marketing solutions company in the BPO industry, from 2010 until 2013.  Prior to his role at Bellsystems24 Inc., Mr. Dwivedi served as Executive Vice President and Chief Information Officer for Network Solutions, an Internet pioneer of domain registration, from 2008 until 2010. Mr. Dwivedi played a critical leadership role as Executive Vice President and Chief Information Officer for TeleTech Holdings from 2003 until 2008, significantly contributing to the company's growth and technology transformation. Mr. Dwivedi has over 20 years' experience successfully leading IT organizations during periods of growth and transformation.

Rod A. Leach; age 47; Senior Vice President and General Manager, Healthcare & Emerging Services
Mr. Leach currently serves as our Senior Vice President and General Manager of Healthcare & Emerging Services. Prior to this he served as Senior Vice President and General Manager, Global Operations from August 2012 through January 2014.  Mr. Leach joined STARTEK in December 2010, as Regional Vice President, Operations. Prior to joining STARTEK, Mr. Leach served as Chief Operations Officer for TMS Health, an emerging healthcare-centric service and support business, from February 2009 until May 2010. From December 2003 until February 2009, Mr. Leach was SVP of Operations for Sitel, a global business process outsourcing company, managing operations for 16 contact centers and 6,000 employees. Prior to his role at Sitel, he co-founded Service Zone, an international contact center company, which grew to nine centers and an $85 million enterprise. The company helped their clients win numerous J. D. Power awards and other customer service awards including the Dell Diamond Award.  Mr. Leach began his career with Gateway where he was the Director of Business Customer Care.

Peter F. Martino; age 48; Senior Vice President and General Manager, Customer Support Services
Prior to joining STARTEK, Mr. Martino held various positions at Sitel, a global business process outsourcing company, since 2006.  Most recently, he served as General Manager of North America, in which position he led operations in North America with 25 locations and more than 10,000 employees and oversaw over $400 million in annual revenue.  From 2007 to 2012, Mr. Martino served as Senior Vice President of Operations for Sitel and from 2006 to 2007 he served in the same role for ClientLogic, a global business process outsourcing company, prior to its merger with Sitel. Prior to Sitel Mr. Martino served as a Senior Director of Global Outsourcing with Microsoft where he was responsible for placement of large scale global support programs. Mr. Martino has over 19 years’ experience in the BPO industry that includes client and outsourcing senior leadership roles.

Jaymes D. Kirksey; age 59; Senior Vice President, Global Human Resources
Mr. Kirksey joined STARTEK in February 2013 as Senior Vice President of Global Human Resources. Mr. Kirksey served as Senior Vice President of Human Resources at Pendum, LLC, the nation's largest independent provider of ATM services, from 2010 to 2013. Prior to this role, he served in executive Human Resources positions at a variety of professional services and manufacturing businesses including  Quovadx, Digital Lighthouse, ADT Security Services and United Technologies.  Additionally, Mr. Kirksey led his own Human Resources consulting practice for over five years representing clients such as Hewlett-Packard, Frontier Airlines and Webroot Software among others.

Emily K. Millar; age 61; Senior Vice President, Marketing & Client Engagement
Ms. Millar joined STARTEK as Vice President of Client Relationship Management in November 2011, was promoted to Senior Vice President of Client Solutions & Strategy in August 2013 and her role was further expanded in July 2014 to Senior Vice President of Marketing & Client Engagement.  Ms. Millar is a seasoned outsourcing executive bringing both global BPO and Fortune 500 telecommunication client experience to her roles with STARTEK.  Prior to STARTEK, Ms. Millar led the CRM organization for TELUS International from February 2010 to November 2011 and was General Manager of Stream Global Services from April 2008 to March 2009. Ms Millar has held SVP and General Manager roles at two other large outsourcing / BPO firms managing key global client engagements including HP, Microsoft, DIRECTV, Telecom New Zealand, Virgin Mobile, T-Mobile and Sony Entertainment. Ms Millar also brings over ten years experience in various management roles at both Adobe Systems and Apple including serving as VP of Worldwide Support at Adobe Systems.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Design and Objectives

The Compensation Committee of our Board of Directors (the “Committee”) believes in providing an overall compensation structure that attracts, motivates, rewards and retains top talent engaged in achieving our business objectives, which are designed to create value for our stockholders. The principal components of that structure include a base salary, an annual cash incentive, in some cases with the right to convert such cash incentives into stock options, and periodic grants of long-term equity incentives that encourage long-term commitment. A significant portion of our compensation structure is performance-based and reflects our desire to encourage progressive thinking and balanced risk-taking. We believe that this blend of components provides our executive leadership team with the incentives to create long-term value for stockholders while taking thoughtful and prudent risks in the short term.

As noted below, our compensation programs are intended to provide a link between the creation of stockholder value through execution of the Company's business strategy and the compensation earned by our executive officers and certain key personnel. The objectives of our compensation programs are to:

•	attract, motivate, reward and retain top talent;

•	ensure that compensation is commensurate with our overall performance and increases to stockholder value over the long term; and

•	ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable, profitable growth in stockholder value.

Compensation Components	Objectives
Base Salary	Provides a fixed salary reflective of individually negotiated arrangements and individual performance
Annual Incentive	Motivates executives to achieve pre-determined, financial and/or strategic goals
Equity Awards as Restricted Stock or Stock Options	Motivates executives to make sound business decisions that focus on long-term stockholder value creation

We seek to become a market leader in providing meaningful impact business process outsourcing ("BPO") services to our clients. Our approach is to develop relationships with our clients that are partnering and collaborative in nature where we are focused, flexible and responsive to their business needs.  In addition, we offer creative industry-based solutions to meet our clients' ever changing business needs.  The end result is the delivery of a quality customer experience to our clients' customers. To become a leader in the market, our strategy is to:

•	grow our existing client base by deepening and broadening our relationships,

•	add new clients and continue to diversify our client base,

•	improve the profitability of our business through operational improvements and increased utilization,

•	expand our global delivery platform to meet our clients' needs,

•	broaden our service offerings by providing more innovative and technology-enabled solutions,

•	expand into new verticals.

In 2013, the Compensation Committee conducted an annual review of the compensation of our executive officers. Most of our executive officers have been with our company for a relatively short period of time and much of their compensation is based on arrangements that were negotiated in connection with their hire. The executive officers listed in the Summary Compensation Table in this proxy statement include (referred to as “named executive officers”):

•
Chad A. Carlson, President and Chief Executive Officer - Mr. Carlson joined our company in 2010 and was promoted to his current position in June 2011. Mr. Carlson’s base salary was increased from $415,000 to $440,000 on February 23, 2014.

•
Peter F. Martino, Senior Vice President and General Manager, Customer Support Services - Mr. Martino joined our company on January 20, 2014. His base salary in 2014 was $250,000 and his annual incentive target was 60% of his base salary, which annual incentive payout would be prorated for the portion of the year from his plan entry date of February 1, 2014. Mr. Martino received a $50,000 sign-on bonus in connection with commencement of his employment and he also participates in a sales commission plan.

•
Kamalesh Dwivedi, Chief Information Officer - Mr. Dwivedi joined our company on October 1, 2014. His base salary in 2014 was $245,000 and his annual incentive target, beginning in 2015, will be 60% of his base salary.

Stockholder Approval of Executive Compensation

At our 2014 Annual Meeting, our stockholders approved our executive compensation by a vote of 99.6% of the votes cast.  Our Compensation Committee considered this high level of stockholder approval as an indication that our stockholders approved our compensation philosophy and program. Accordingly, our Compensation Committee determined that no changes needed to be considered as a result of the vote.  The incremental changes in our executive compensation for fiscal 2014 were made on the basis of the factors described in this Compensation Discussion and Analysis, and are consistent with the same general philosophy that stockholders supported last year.

Elements of the Executive Compensation Structure

Our compensation structure is significantly performance-based, but also reflects our desire to discourage excessive short-term risk-taking. The structure rewards our executives with a blend of fixed base salary, short-term incentives, and long-term rewards. We believe that this blend of components provides the executive leadership team with the incentives to create value for stockholders while taking thoughtful and prudent risks to grow the value of our company. The Compensation Committee and Audit Committee work closely to ensure that there is a shared risk assessment view.

Our executive compensation structure is composed of three elements of remuneration:

•
Base pay along with a suite of retirement, health, and welfare benefits. Our executives receive the same retirement, health, and welfare benefits package as provided to all of our exempt employees. The tier of remuneration for supplemental company paid life insurance, long-term disability and accidental death and dismemberment insurance, given market and economic conditions, to attract and retain high-quality executives.

•	Short-term incentives are focused on a combination of company financial performance and achievement of key strategic initiatives.

•
Long-term incentives are designed to reward the achievement of sustainable growth in stockholder value. These long-term incentives are typically in the form of stock options and/or restricted stock awards granted under our 2008 Equity Incentive Plan with time and/or performance vesting triggers.

Short-Term Incentive Plan Structure

The short-term incentive plan is designed to keep executives focused on improving revenue growth and operational efficiencies while decreasing our non-operating expenses. In 2014, short-term performance goals for executives were a combination of company financial goals and three key objectives focused on creating long-term stockholder value.

Determining Long-Term Incentive Awards

Long-term incentives provided to our executives consist of equity grants in the form of stock options or restricted stock grants that are designed to retain key personnel and keep executives focused on increasing long-term stockholder value through sustainable improvements in our business as reflected in our stock price. Pressure, real or perceived, to achieve short-term earnings goals could create a temptation to slow longer-term growth. However, the combination of growth and sustained improvement in profitability is necessary for sustained improvement in our stock value. Accordingly, the long-term incentives keep executives focused on both our short- and long-term success.

Our Compensation Committee takes several factors into account in determining the level of long-term incentive opportunity to grant to executive officers. In 2014, the Compensation Committee primarily took the following factors into account:

•	the level of each executive officer's role

•	each executive officer's performance,

•	equity compensation grants made in the past,

•	value realized by executives from past grants, and

•	the financial statement impact of equity compensation grants.

Our approach to allocating between long-term and short-term compensation is based on the following key assumptions:

•
The majority of an executive's cash compensation comes in the form of a base salary. The cash from these base salaries can be enhanced by the payment of a bonus that is based on achievement of financial and/or strategic objectives. By linking the annual incentive bonus to Company performance, we can provide incentive for our executives to improve key business drivers and thus, revenue and profitability.

•
We expect that in the long run, the bulk of executive officer compensation will come from stock price appreciation and other long-term incentives. Executives are allocated equity upside to ensure that they will be rewarded for sustained increases in stock value. We believe that we can drive increases in stock value through sustainable growth and improvement in profitability as well as by maintaining credibility in the marketplace. Through these means, we hope to motivate our executives to create the kind of sustained increase in share value that will reward stockholders and executives alike.

2014 Compensation Decisions

Benchmarking of Compensation and Determination of Base Pay

We did not engage in any specific benchmarking when setting executive compensation for fiscal year 2014. Since most of our executives have been with us for less than five years, their compensation, particularly their base salaries, are the result of arrangements individually negotiated when the executive officers were hired and are reflected in their employment agreements or offer letters. Adjustments to compensation levels are based on Company and individual performance and changes in position responsibilities or promotions to reflect the Compensation Committee's subjective assessment of the impact of those changes on compensation levels. We did not make any significant changes in compensation levels for fiscal 2014 and the only changes we did make are discussed elsewhere in this Compensation Discussion and Analysis. The Compensation Committee did not retain a consultant to recommend or evaluate the compensation decisions related to fiscal 2014.

2014 Executive Incentive Plan

The Compensation Committee approves the Executive Incentive Plan, which is our short-term incentive plan, based on related corporate financial targets set annually by the Board of Directors. The Plan can be changed, suspended or eliminated, in whole or in part, at any time, with or without notice to participants. All named executive officers participate (or will participate) in the Executive Incentive Bonus plan.

Payments made under the 2014 Executive Incentive Plan were subject to company financial objectives and certain strategic objectives. For 2014, the overall incentive payment potentials for the executive officers identified in the Summary Compensation Table below ranged from 60% to 100% of each executive officer's base salary, as follows:

•	Chief Executive Officer 100%

•	Senior Vice President and General Manager, Customer Support Services 60%

•	Chief Information Officer Not eligible in 2014

Earned incentives for 2014 were paid for full year performance in March 2015, and Mr. Martino’s payout was prorated for the portion of the year during which he was employed by us. The incentive plan targets reward those results that support the Company strategy to grow and improve the profitability of our business. Of the total, thirty percent was based on Adjusted EBITDA (defined as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and stock compensation expense), forty-five percent was based on Revenue, and twenty-five percent was based on three key strategic objectives (identified below). Incentive payments are earned only if the targets are met within a very tight threshold.

For 2014, we established the following financial targets with sliding scales from minimum to maximum for Adjusted EBITDA and Revenue. No payments can be earned if minimum thresholds are not met. (Dollars in millions, except IT Cost/Seat.)

Financial Metric	Goal	Threshold to Earn Payout	% Achieved	% Payout	% Weighting of Overall Goals	% Earned Payout
Adjusted EBITDA	$10.1	$8.6	99.2%	99.2%	30%	29.8%

Revenue	$268.2	$241.4	93.2%	79.4%	45%	35.7%

IT Cost/Seat	$218.0	$218.0	88.6%	0.0%	10%	0.0%
> 7 New Logos	N/A	N/A	100%	100%	10%	10.0%
Core Revenue	$239.0	$239.0	0.0%	0.0%	5%	0.0%
					Total Earned:	75.5%

Based on achievement of financial targets, the following payouts were earned by our named executive officers for financial performance in 2014:

•	Mr. Carlson $329,416

•	Mr. Martino $103,799

•	Mr. Dwivedi Not eligible in 2014

Settlement of Bonuses in Stock Options

To further encourage alignment with the interests of our stockholders, our Compensation Committee permitted our executive officers to elect to receive all of their bonus payments under the 2014 Executive Incentive Plan in the form of stock options. The number of stock options granted to each executive who elected stock options was based on the Black-Scholes value of a share of our common stock subject to the award on the date the payouts were approved. The options are immediately vested upon issuance and have a term of ten years. Mr. Carlson elected to receive 25% of his bonus payment in the form of stock options. Mr. Martino elected to receive his payment in cash.

Sign-On Bonus for Mr. Martino

In connection with Mr. Martino’s commencement of employment, we provided him with a $50,000 sign-on bonus. Mr. Martino must repay a pro-rated portion of this bonus if he voluntarily leaves the Company within the first twelve months of his employment. We provided this sign-on bonus to incentivize Mr. Martino to leave his prior employment and join our Company.

2014 SVP-GM Sales Commission Plan

In connection with his position within our Company, Mr. Martino is also eligible to earn certain commissions under our 2014 SVP-GM Sales Commission Plan. The 2014 Sales Commission Plan provides that each eligible employee may earn a monthly commission for each qualifying Statement of Work (SOW) or amendment to an SOW for which that employee is substantially responsible, and that is a source of new revenue for us. The commissions are paid monthly and calculated as the net revenue we recognize from a qualifying SOW for the month, multiplied by the employee’s applicable target incentive percentage. Commissions can be earned for up to three years following execution of the SOW. In the event two or more eligible employees are otherwise eligible for a commission under this plan for a particular program, the commission will be split among them as determined by the CEO.

2014 Long Term Compensation

The Compensation Committee has awarded stock options and restricted stock awards under our 2008 Equity Incentive Plan. Thus far, other equity-based incentives have not been considered, but they may be considered in the future. Options and restricted stock awards bear a relationship to the achievement of our long-term goals in that both increase in value as our stock increases in value. A significant portion of management's compensation package is equity-based; as such, management bears significant exposure to downside equity risk as the income they derive from these stock-based awards is contingent upon our stock's appreciation in the marketplace. The Compensation Committee has carefully evaluated the cost of the grants of stock options and restricted stock awards to our executive officers. It will continue to evaluate the cost of stock options and restricted stock awards and other forms of equity compensation vehicles against the benefit those vehicles are likely to yield in building sustainable share value.

In 2014, the Compensation Committee made grants to eligible executives of stock options based on the factors described above under “Determining Long Term Incentive Awards.” These grants were in addition to any stock options the executive officers received in connection with their election to receive a portion of their annual incentive payout in the form of stock options. Long-term incentive equity grants made to our executive officers during 2014 are as follows:

•	Mr. Carlson: 22,844 options

•	Mr. Martino: 85,000 options

•	Ms. Dwivedi: 100,000 options

All of the long-term incentive awards cliff vest three years from the date of grant and have a term of ten years. The three year cliff vesting is intended to incentivize retention and long-term performance.

Equity Grants and Market Timing

We have not granted equity awards in coordination with the release of material, non-public information, and our equity award grant practices are separate from discussions regarding the release of such information. The Compensation Committee makes the decision to grant stock options or restricted stock awards when new hires occur and when the Compensation Committee determines that additional equity grants are appropriate to reward and motivate performance or necessary to retain key talent. The Compensation Committee has approved guideline ranges for new hires by level of position to ensure our ability to attract and retain key employees. Grants are made on the date the Compensation Committee approves the grants and are not matched to other specific Company events, except, in the case of a grant to a new hire whose employment has not commenced, the grant date is the date he or she commences employment.

Except as stated below, we have no program, plan, or practice of awarding options and setting the exercise price based on any price other than the fair market value of our stock on the grant date. Our 2008 Equity Incentive Plan, defines “fair market value” as the closing price of one share of our common stock on the trading day on which such fair market value is determined (i.e., the grant date).

Compensation Committee Discretion

The Compensation Committee retains the authority to review executive officer base compensation and approve increases based on general performance and market norms. The Compensation Committee also retains the authority to make long-term incentive grants (historically, stock options and restricted stock) based on several factors described in this Compensation Discussion and Analysis. The Committee intends to retain the discretion to make decisions about executive officer base compensation and certain levels of stock option grants without predetermined performance goals.

Policy Regarding Adjustment of Awards if Relevant Performance Measures Are Restated or Adjusted

Our board may request disgorgement from an executive officer should a restatement occur that would have materially affected the amount of a previously paid award.

Severance Arrangements

We have entered into employment agreements with each of our named executive officers. The Compensation Committee believes that it is in the best interests of the Company and our stockholders to design compensation programs that assist us in attracting and retaining qualified executive officers, assure that we will have the continued dedication of our executive officers in the event of a pending, threatened or actual change of control, provide certainty about the consequences of terminating certain executive officers' employment, protect us by obtaining non-compete covenants from certain executive officers that survive a termination of employment not involving a change of control, and to obtain a release of any claims from those former executive officers. Accordingly, the agreements generally provide for certain benefits if the executive officer's employment or executive officer's service is terminated involuntarily by us without cause, or in the case of the Chief Executive Officer if he resigns for good reason. In June 2011, the Committee instructed that any future agreements be limited to six month's severance. Mr. Martino’s and Mr. Dwivedi’s employment letters provide for six months of severance (based on their base salary), but only if their employment is terminated without cause in connection with a change in control.

Impact of Accounting and Tax Treatment on Various Forms of Compensation

We take into account the impact of accounting and tax treatment on each particular form of compensation. Certain of our incentive payments are designed so that they may be deductible under Section 162(m) of the Internal Revenue Code (the “Code”). However, our Compensation Committee retains the right to grant compensation that may not be fully deductible. We believe that the amount of any non-deductible compensation is not material. Where possible, we seek to administer our programs in such a manner that they do not constitute deferred compensation under Code Section 409A. Consistent with our practice over the last several years, we no longer provide tax gross-ups in the event of a change of control in the event that excise taxes are due pursuant to Section 280G and related sections of the Code. We closely monitor the accounting treatment of our equity compensation plans, and in making future grants, we consider the applicable accounting treatment.

Ownership Requirements and Policies Regarding Hedging Risk in Company's Equity Securities

We have, from time to time, had stock ownership guidelines for outside directors and executives; however, in February 2013, our Compensation Committee suspended the guidelines as the Company has recently been through significant changes in leadership and most directors and executives have not been around for the five year period during which they had to comply with the guidelines. The Compensation Committee will revisit the issue of stock ownership guidelines periodically in light of its compensation philosophy and application to our directors and executives serving at the time. We do not have any policies regarding hedging economic risk and ownership of Company stock, but also have not had directors or executives engage in hedging or pledging activities.

The Role of Executive Officers in Determining Compensation

The Compensation Committee has an annual process for CEO evaluation, which includes input by all of the independent directors. The CEO makes no recommendation for his own pay, but does provide the Compensation Committee with compensation recommendations for his direct reports based on their overall performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2015 Notice of Annual Meeting and Proxy Statement.

By the Compensation Committee:
Mr. Robert Sheft, Chairman
Mr. Jack D. Plating
Mr. Benjamin L. Rosenzweig

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information concerning the compensation earned in fiscal years 2014 and 2013 by the individuals who served as Chief Executive Officer and the next two executive officers who, other than the Chief Executive Officer, received the highest compensation among all executive officers in 2014 (collectively referred to as the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary ($)		Bonus ($) (a)		Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (a)	All Other Compensation ($) (c)(d)	Total ($)
Chad A. Carlson, President, CEO and Director		2014	438,317		—		164,708	329,416	11,157	943,598
		2013	415,015		62,463		773,585	145,042	9,503	1,405,608

Kamalesh Dwivedi, Chief Information Officer	(e)	2014	62,192		—		492,220	—	337	554,749

Peter F. Martino, Senior Vice President and General Manager, Customer Support Services	(f)	2014	247,605	(g)	50,000	(h)	406,730	103,799	1,427	809,561

(a)
The amounts disclosed under Non-Equity Incentive Plan Compensation reflect payouts under the annual executive incentive plan. Mr. Carlson elected to receive 25% of his total bonus and non-equity incentive plan compensation payout amount above in the form of stock options and 75% in cash. As a result, Mr. Carlson received an option to purchase 13,340 shares of our common stock at $8.85 per share. The option was granted on February 17, 2015, the date of certification of the results under the incentive plan, were fully vested upon grant and expire ten years from the grant date.

(b)
The amounts shown in this column reflect the aggregate grant date fair value of stock awards and options granted to each named executive officer during 2014 and 2013, respectively. This does not reflect amounts paid to or realized by the named executive officers. See Note 11 to our consolidated financial statements for the year ended December 31, 2014 for information on the assumptions used in accounting for equity awards.

(c)	Included in “All Other Compensation” are employer contributions related to our 401(k) Plan. In 2014 and 2013, these contributions were $9,100 and $8,925, respectively, for Mr. Carlson.

(d)
Our executive officers are covered under a group term life and disability insurance policy for which we pay a portion of the premium. The taxable benefit related to this plan received by our named executive officers in 2014 and 2013 was $630 and $578, respectively for Mr. Carlson. In 2014, we began paying a portion of our executive officers' health insurance premiums, which totaled $1,427, $337 and $1,427 for Mr. Carlson, Mr. Dwivedi and Mr. Martino, respectively.

(e)	Mr. Dwivedi joined our Company and was appointed our Chief Information Officer in October 2014.

(f)	Mr. Martino joined our Company and was appointed our Senior Vice President and General Manager, Customer Support Services in January 2014.

(g)	Mr. Martino's salary during 2014 included commissions of $8,676 under the 2014 SVP-GM Sales Commission Plan.

(h)	In 2014, Mr. Martino received a $50,000 signing bonus as an inducement to join the company.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

The following table identifies the exercisable and unexercisable option awards for each of the named executive officers as of December 31, 2014.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Chad A. Carlson	3/7/2014	20,905	—	7.00	3/7/2024	(a)
	3/7/2014	—	22,884	7.00	3/7/2024	(b)
	2/25/2013	42,477	—	4.56	2/25/2023	(a)
	2/25/2013	—	42,477	4.56	2/25/2023	(b)
	2/14/2013	—	200,000	4.42	2/14/2023	(b)
	6/24/2011	153,124	21,876	3.80	6/24/2021	(c)
	6/14/2010	150,000	—	4.79	6/14/2020	(c)

Kamalesh Dwivedi	10/1/2014	—	100,000	7.65	10/1/2024	(b)

Peter F. Martino	1/20/2014	—	85,000	6.75	1/20/2024	(b)

(a)	Options vest immediately.

(b)	Options fully vest after three years.

(c)	Options vest as to 25% of the option shares on the first anniversary of the date of grant and 2.0833% of the shares each month thereafter for 36 months.

2014 OPTION EXERCISES AND STOCK VESTED

During 2014, none of our named executive officers exercised stock options or vested in other stock awards.

EMPLOYMENT AGREEMENTS

Chad A. Carlson

On June 24, 2011, we entered into an Employment Agreement with Chad A. Carlson that replaced the previous employment agreement with Mr. Carlson, dated May 26, 2010.  The Employment Agreement provides for an annual salary of $415,000, subject to periodic review and adjustment by the Compensation Committee, including within the first six weeks of 2012 with a salary adjustment to be based on 2011 performance.  The Employment Agreement also provides for the grant of a stock option to purchase 175,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Incentive Plan and applicable award agreements.  The exercise price for the options will equal the closing price of our common stock on June 24, 2011, the date of execution of the Employment Agreement and approval by the Company’s Board of Directors.  The options will vest as to 25% of the shares on the first anniversary of the date of grant and thereafter 1/36th of the remaining shares will vest monthly over the course of 36 months.  Pursuant to the terms of the 2008 Equity Incentive Award, if a change in control occurs, each outstanding option that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the options were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, Mr. Carlson is involuntarily terminated other than for cause, then each such outstanding option will immediately become vested and exercisable in full and will remain exercisable for 24 months.

Mr. Carlson will be eligible to participate in the Company’s annual incentive bonus plan with a bonus potential of 100% of his then current annual base salary at 100% target attainment pursuant to the Company’s incentive bonus plan.  Mr. Carlson received $105,000 in relocation benefits, up to $85,000 of which were subject to repayment to the Company upon termination of Mr. Carlson’s employment under certain circumstances or if he did not complete his relocation by August 1, 2012. Mr. Carlson completed his relocation prior to August 1, 2012.

Mr. Carlson’s employment with the Company can be terminated at any time for any reason by the Company or Mr. Carlson.  However, if Mr. Carlson’s employment is terminated without cause, or if Mr. Carlson resigns with good reason, he will be entitled to receive the equivalent of twelve months of his then current annual base salary, payable on the same basis and at the same time as previously paid, and he will be entitled to receive his annual bonus for the year of termination, pro-rated for time and performance.  In addition, if Mr. Carlson timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Mr. Carlson for a portion of his COBRA premiums that is equal to the Company’s monthly percentage contribution toward his health benefit premiums as of the date of termination for a period of eighteen months.  “Cause” and “Good Reason” are defined in the Employment Agreement and described below.  Severance and other benefits payable in connection with a change in control may be reduced if such benefits would be subject to taxation under Section 280G of the Internal Revenue Code to provide the greatest after-tax benefits.  All payments are contingent upon compliance with non-compete and non-solicit covenants.

The Employment Agreement also provides for non-disclosure by Mr. Carlson of the Company’s confidential or proprietary information, and includes covenants by Mr. Carlson not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to twelve months following termination of employment.  Mr. Carlson also assigned to the Company any rights he may have to intellectual property which may be conceived in the scope of his employment.

Kamalesh Dwivedi

On September 4, 2014, we entered into an Employment Agreement with Mr. Dwivedi in connection with his original appointment as our Chief Information Officer. The Employment Agreement provides for an annual salary of $245,000. The Agreement also provides for the grant of stock options to purchase 100,000 shares of the Company’s common stock on the date Mr. Dwivedi commenced employment with the Company, which was October 1, 2014.  The exercise price for the options equaled the closing price of our common stock on such date of grant. The options vest on the third anniversary of the grant date. Mr. Dwivedi will be eligible to participate in the Company’s annual executive plan with a bonus potential of 60% of his then current annual base salary at 100% target attainment pursuant to the Company’s incentive bonus plan.

Mr. Dwivedi's employment with the Company can be terminated at any time for any reason by the Company or Mr. Dwivedi. If Mr. Dwivedi's employment is terminated without cause due to a change in control he will be entitled to receive the equivalent of six months of his then current annual base salary as severance, payable on the same basis and at the same time as previously paid. In addition, if Mr. Dwivedi timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Mr. Dwivedi for a portion of his COBRA premiums that is equal to the Company’s monthly contribution toward his health benefit premiums as of the date of termination for a period of six months.

Peter F. Martino

On December 13, 2013, we entered into an Employment Agreement with Mr. Martino in connection with his original appointment as Senior Vice President and General Manager of Customer Support Services. The Employment Agreement provides for an annual salary of $250,000. The Agreement also provides for the grant of stock options to purchase 85,000 shares of the Company’s common stock on the date Mr. Martino commenced employment with the Company, which was January 20, 2014.  The exercise price for the options equaled the closing price of our common stock on such date of grant. The options vest on the third anniversary of the grant date. Mr. Martino is eligible to participate in the Company’s annual executive plan with a bonus potential of 60% of his then current annual base salary at 100% target attainment pursuant to the Company’s incentive bonus plan, which bonus was prorated for his period of eligibility in 2014. Mr. Martino is also eligible to receive sales commissions based on billed monthly revenue from new clients pursuant to our sales commission plan.

Mr. Martino's employment with the Company can be terminated at any time for any reason by the Company or Mr. Martino. If Mr. Martino's employment is terminated without cause due to a change in control he will be entitled to receive the equivalent of six months of his then current annual base salary as severance, payable on the same basis and at the same time as previously paid. In addition, if Mr. Martino timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Mr. Martino for a portion of his COBRA premiums that is equal to the Company’s monthly contribution toward his health benefit premiums as of the date of termination for a period of six months.

Potential Payments Upon Termination or Change in Control

A summary of the potential payments that each of our named executive officers would have received upon involuntary termination for other than “cause” (as described in each respective named executive officer’s employment agreement summary, above) and upon a termination related to change in control, assuming that each triggering event occurred on December 31, 2014, follows:

	Involuntary termination for other than “cause,” whether or not related to a change in control				Change in Control
	Continuation of Salary ($)	Non-Equity Incentive Plan Compensation/ Bonus ($) (c)	Continuation of Health Benefits ($)	Total ($)	Acceleration of Equity Awards ($) (a)
Chad A. Carlson (b)(c)	415,000	329,416	14,979	759,395	660,506
Kamalesh Dwivedi (d)	122,500	—	3,543	126,043	382,500
Peter F. Martino (d)	125,000	—	4,993	129,993	286,875

(a)
Unless otherwise provided in an award agreement, if a change in control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company's assets) occurs, then each outstanding award under the 2008 Equity Incentive Plan ("EIP") that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, a participant is involuntarily terminated other than for cause, then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for 24 months. The table above shows the value as of December 31, 2014, of the acceleration of equity awards (i.e., 50% of unvested shares) if a change in control occurred on December 31, 2014.

(b)
Mr. Carlson receives the same potential payments for termination for “good reason” as he would receive for involuntary termination for other than “cause.” The terms “cause” and “good reason” are defined in his employment agreement (see below).

(c)
Mr. Carlson is entitled to receive his non-equity incentive plan bonus pro-rated for time and performance during the year in which the termination occurs. The amounts listed above represent the amounts earned under the non-equity incentive bonus plan during 2014.

(d)
As disclosed above, Mr. Dwivedi's and Mr. Martino's Employment Agreements provide for severance equal to six months of their then current annual base salary if their position is terminated without cause due to a change in control.

Summary of “Good Reason” and “Cause”

In general, “good reason” includes:

(a)         reduction of base salary, bonus, or benefits except as part of across-the-board reductions of all of our executive officers;
(b)         assignment of duties that are substantially inconsistent with their position with us and not a reasonable advancement for them; or
(c)          the executive’s principal place of performing services for us being relocated more than 60 miles from its current location.

In general, the definition of “cause” includes:

(a)         incompetence;
(b)         failure or refusal to perform required duties;
(c)          violation of law (other than traffic violations, misdemeanors or similar offenses), court order, regulatory directive, or agreement;
(d)         material breach of the executive’s fiduciary duty to us; or
(e)          dishonorable or disruptive behavior that would be reasonably expected to harm us or bring disrepute to us, our business, or any of our customers, employees or vendors.

Acceleration of Equity Awards upon Change in Control

The options that have been granted to each of Mr. Carlson, Mr. Dwivedi and Mr. Martino have been granted under the 2008 EIP. Unless otherwise provided in an award agreement, if a change in control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company’s assets) occurs, then each outstanding award under the 2008 EIP that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, a participant is involuntarily terminated other than for cause, then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for 24 months.

Summary of “Change in Control”

Pursuant to the 2008 EIP, a change in control will generally occur, subject to certain conditions and exceptions set forth in the 2008 EIP, upon:

(a)  an acquisition by any person of beneficial ownership of 30% or more of our then outstanding shares of common stock or the combined voting power of our then outstanding voting securities;
(b)  incumbent members of our Board of Directors ceasing for any reason to constitute at least a majority of the board;
(c)  our consummation of a reorganization, merger or consolidation with or into another entity, unless our stockholders immediately prior to such transaction own at least a majority of the outstanding shares of common stock and the combined voting power of the outstanding voting securities of the surviving or acquiring entity resulting from the transaction;
(d)  our consummation of the sale or other disposition of all or substantially all of our assets; or
(e)  approval by the stockholders of our complete liquidation or dissolution.

COMPENSATION OF DIRECTORS

The following table presents the total compensation for each person who served as a member of our Board of Directors during 2014. In 2014, we did not pay any other compensation to the members of our Board of Directors.

Name	Stock Awards (a) ($)	Option Awards (a) ($)	Total ($)
Ed Zschau	—	90,029	90,029
Jack D. Plating	90,000	—	90,000
Benjamin L. Rosenzweig	—	90,029	90,029
Robert Sheft	—	90,029	90,029

(a)
The amounts shown in these columns reflect the aggregate grant date fair value of stock awards and options granted to each director during 2014. This does not reflect amounts paid to or realized by the directors.  See Note 11 to our consolidated financial statements for the year ended December 31, 2014 for information on the assumptions used in accounting for equity awards.

Members of the Board of Directors are compensated entirely with equity awards.  At the start of each quarter, members of the Board of Directors, at their option, may elect to receive 1) stock options to purchase shares of common stock with a fair value equivalent to $22,500 (calculated using the Black-Scholes pricing model), 2) common stock with a grant date fair value of $22,500, 3) deferred stock units with a fair value equivalent to $22,500 or 4) any combination of options, stock and deferred stock units.  Upon the date of grant, the members of the Board of Directors are immediately vested in the stock options or stock.

As of December 31, 2014, our current non-employee directors had the following outstanding equity awards:

Name	Aggregate number of stock options
Ed Zschau	165,441
Jack D. Plating	72,129
Benjamin L. Rosenzweig	144,441
Robert Sheft	144,441

CERTAIN TRANSACTIONS

Review, Approval and Ratification of Related Party Transactions

Pursuant to the Audit Committee Charter, the Audit Committee of the Board of Directors reviews periodically, but at least annually, a summary of our transactions with our directors and executive officers and with firms that employ directors, as well as any other material related party transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved.  This list of transactions is compiled via questionnaires that are distributed annually to all our directors and officers and upon initial employment and/or election to the board.  The Audit Committee has adopted a Related Person Transaction Approval Policy, described on page 10, which sets forth guidelines for the review and approval of related party transactions (the “Transaction Guidelines”).

Investor Rights Agreement

We entered into an investor rights agreement with A. Emmet Stephenson, Jr. that took effect on June 9, 2004 and terminates if Mr. Stephenson ceases to beneficially own at least 10% of our common stock. The agreement provided that, subject to the Board of Directors’ fiduciary duties under applicable law, we will nominate for election to our Board of Directors designees named by Mr. Stephenson representing (i) a number of directors equal to one less than a majority of the board if there is an odd number of directors, or two less than a majority if there is an even number of directors, so long as Mr. Stephenson, together with members of his family, beneficially owns 30% or more of our outstanding common stock, or (ii) one director, so long as Mr. Stephenson, together with members of his family, beneficially owns between 10% and 30% of our outstanding common stock. The agreement also required that we amend Article II, Section 6 of our Bylaws to provide that a holder of 10% or more of our outstanding common stock is entitled to call a special stockholders meeting. The investor rights agreement provides that so long as Mr. Stephenson, together with members of his family, beneficially owns 10% or more of our outstanding common stock, Article II, Section 6 of the Bylaws, as amended, may not be further amended by our Board of Directors without Mr. Stephenson’s consent.

On February 1, 2014, we entered into an Amendment to the Investor Rights Agreement removing the inclusion of shares of common stock held by members of Mr. Stephenson's family in determining beneficial ownership. Mr. Stephenson owned approximately 19.0% of our outstanding common stock as of March 3, 2015.  Accordingly, Mr. Stephenson currently has the right to elect one director; however none of the nominees named in Proposal 1 were nominated by Mr. Stephenson.  Mr. Stephenson’s nominees under these provisions need not be independent or meet other specific criteria, so long as a majority of the members of our board are independent under the rules of the SEC and the New York Stock Exchange.

The rights provided to Mr. Stephenson in the investor rights agreement may not be transferred to any third party other than to Mrs. Stephenson, upon the death or incompetence of Mr. Stephenson and to her estate, upon the subsequent death or incompetence of Mrs. Stephenson. Mr. Stephenson does not have the right to vote shares of stock held by other members of the Stephenson family.

Settlement and Standstill Agreement with Privet and A. Emmet Stephenson, Jr.

On May 5, 2011, the Company entered into a Settlement and Standstill Agreement with Privet Fund LP, Privet Fund Management LLC, Ryan Levenson, Ben Rosenzweig, A. Emmett Stephenson, Jr. and Toni E. Stephenson pursuant to which Mr. Rosenzweig and Mr. Sheft were appointed to our Board. Pursuant to the agreement, Privet Fund LP, Privet Fund Management LLC, Mr. Levenson and Mr. Rosenzweig agree that neither they, nor any of their respective affiliates will, while Messrs. Rosenzweig and Sheft serve on the Board, engage in, among other things, any proxy solicitation with respect to the securities of the Company or any tender offer, business combination or restructuring with respect to the Company, and will not to seek to place a representative on the Board, seek the removal of any member of the Board or change the size or composition of the Board.

Nomination and Standstill Agreement with Engine Capital

On March 19, 2015, the Company entered into a Nomination and Standstill Agreement with Engine Capital, L.P., Engine Jet Capital, L.P., P Engine Ltd., Engine Investments, LLC, Engine Capital Management, LLC and Arnaud Ajdler (the “Engine Capital Group”) pursuant to which the Company agreed to nominate Mr. Ajdler to the Board at the Annual Meeting. The Company agreed to use the same solicitation efforts on behalf of Mr. Ajdler as for all other nominees. Under the agreement, if at any time, the Engine Capital group ceases to own at least 3% of the common stock of the Company (other than as a result of dilutive issuances by the Company), Mr. Ajdler will promptly resign from the Board. While serving on the Board, Mr. Ajdler agrees to be bound by all policies, codes and guidelines (including the Company’s insider trading policy) applicable to directors of the Company. Pursuant to the agreement, the Engine Capital Group agreed that neither they, nor any of their respective affiliates will, until the later of 20 days prior to the nomination deadline in connection with the annual meeting immediately following this Annual Meeting and the date Mr. Ajdler ceases to serve as a director on the Board, engage in, among other things, any proxy solicitation with respect to the securities of the Company or any tender offer, business combination or restructuring with respect to the Company, and will not seek to place a representative on the Board, seek the removal of any member of the Board or change the size or composition of the Board.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF AUDITORS

General
EKS&H LLLP served as our independent registered public accounting firm for the year ended December 31, 2014. We anticipate that a representative of EKS&H LLLP will attend the annual meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions. The Audit Committee and the Board of Directors has appointed EKS&H LLLP to serve as our independent registered public accounting firm for the year ending December 31, 2015.
Change of Independent Registered Public Accounting Firm
Previous independent registered public accounting firm
On March 21, 2014, our Audit Committee dismissed Ernst & Young LLP, which had been serving as our independent registered public accounting firm. The decision was recommended and approved by the Audit Committee of our Board of Directors.
During the year ended December 31, 2013 and the subsequent interim period through and including March 21, 2014, there were no (i) disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in their reports on the financial statements for such years or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The report of Ernst & Young LLP on our consolidated financial statements as of and for the year ended December 31, 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
New independent registered public accounting firm
On March 21, 2014, our Audit Committee approved the engagement of EKS&H LLLP to audit our financial statements for the year ending December 31, 2014.
During the year ended December 31, 2013 and the subsequent interim period through and including March 21, 2014, we did not consult with EKS&H LLLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided that EKS&H LLLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for services rendered by EKS&H LLLP and Ernst & Young LLP during the years ended December 31, 2014 and 2013, respectively, were as follows:

	2014	2013
	EKS&H LLLP	Ernst & Young LLP
Audit fees (1)	$250,500	$300,000
Audit related fees (2)	—	78,000
Tax fees	—	—
All other fees (3)	45,000	—
Total	$295,500	$378,000

(1) Audit fees for services consisted of audits of our annual financial statements and internal controls over financial reporting, reviews of our Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings and a statutory audit in the Philippines.

(2) Audit-related for services in 2013 primarily included attest services related to the issuance of a service auditor’s examination in accordance with the AICPA’s Statements on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization using the Guide Reporting on Controls at a Service Organization Relevant to Security, Availability, Processing Integrity, Confidentiality or Privacy.

(3) All other fees included assistance with mergers and acquisitions due diligence and expatriate services.

In accordance with our Audit Committee Charter, the Audit Committee approves in advance any and all services provided by our independent registered public accounting firm, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in the Exchange Act), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

The Audit Committee has determined that the non-audit services provided by EKS&H LLLP and Ernst & Young LLP were compatible with maintaining the firms' independence.

The Audit Committee and the Board of Directors unanimously recommend that our stockholders vote “FOR” ratification of EKS&H LLLP as our independent registered public accounting firm for the year ending December 31, 2015.

 AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 with management, which review included a discussion of the application of generally accepted accounting principles, the reasonableness of significant estimates and judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the application of generally accepted accounting principles and such other matters as are required to be discussed between the Audit Committee and the independent registered public accounting firm under Public Company Accounting Oversight Board standards.  The Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm their independence.  In addition, the Audit Committee has considered the effect that all other fees paid to the independent registered public accounting firm may have on their independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.  The Audit Committee held five meetings during 2014.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

By the Audit Committee:
Mr. Benjamin L. Rosenzweig, Chairman
Mr. Jack D. Plating
Dr. Ed Zschau

PROPOSAL 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Exchange Act, our stockholders have an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2014 executive compensation programs and policies and the compensation paid to our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our compensation program, including our executive compensation program are to:

·                  attract, motivate, and retain superior talent;
·                  ensure that compensation is commensurate with our overall performance and increases to stockholder value over the long term; and
·                  ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable growth in stockholder value.

Accordingly, we are asking that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the “Compensation Discussion and Analysis” section, and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section in this Proxy Statement.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to our named executive officers. Your advisory vote will serve as an additional tool to guide our Board of Directors and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the interests of the Company and our stockholders, and is consistent with our commitment to high standards of corporate governance.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” the executive compensation of our named executive officers as disclosed in this proxy statement.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and the Compensation Committee will consider them in making future decisions about executive compensation arrangements.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at our 2016 Annual Meeting of Stockholders must be received at our executive offices at 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111, Attention of the Secretary, no later than the close of business on November 28, 2015, for inclusion in our proxy statement relating to the 2016 Annual Meeting. Under our By-laws, the Secretary must receive notice at our executive offices between January 7, 2016 and March 7, 2016 of any matters to be proposed by a stockholder at the 2016 Annual Meeting in order for such matters to be properly considered at the meeting. However, if the date of the 2016 Annual Meeting is a date that is more than 30 days before or after May 6, 2016, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the 2016 Annual Meeting and no later than the close of business on the later of the 60th day prior to the 2016 Annual Meeting or if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which public announcement of the 2016 Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Our Board of Directors believes that it is important for current and potential stockholders and other interested parties to have a process to send communications to the board. Accordingly, stockholders and other interested parties desiring to send a communication to the Board of Directors, or to a specific director, may do so by sending a letter to our executive offices at 8200 East Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111, attention of the Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication.” All such letters must identify the author as either a stockholder or non-stockholder and clearly state whether the intended recipients of the letter are all members of the Board of Directors or certain specified individual directors. The Secretary will open such communications, make copies, and then circulate them to the appropriate director or directors. Letters directed to our “independent directors” or “outside directors” will be delivered to Dr. Zschau, our independent Chairman of the Board.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2014, about our equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	2,412,337	$4.66	577,735
Equity compensation plans not approved by stockholders	—	—	—
Total	2,412,337	$4.66	577,735

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our outstanding common stock (collectively, “Insiders”) to file reports with the SEC disclosing direct and indirect ownership of our common stock and changes in such ownership. The rules of the SEC require Insiders to provide us with copies of all Section 16(a) reports filed with the SEC. Based solely upon a review of copies of Section 16(a) reports received by us, and written representations that no additional reports were required to be filed with the SEC, we believe that our Insiders have timely filed all Section 16(a) reports during the 2014 fiscal year.

MISCELLANEOUS

Our Annual Report to Stockholders for the year ended December 31, 2014, will be made available with this Proxy Statement to stockholders of record as of March 11, 2015. The Annual Report to Stockholders for the year ended December 31, 2014, does not constitute a part of the proxy soliciting materials.

Our Board of Directors and management team are not aware of any other business that may come before the Annual Meeting.  However, if additional matters properly come before the Annual Meeting, proxies will be voted at the discretion of the proxy holders.

By order of the Board of Directors,

Chad A. Carlson
President and Chief Executive Officer

STARTEK, INC.
8200 E. MAPLEWOOD AVE., SUITE 100
GREENWOOD VILLAGE, CO 80111

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

1.	Election of Directors	For	Against	Abstain

1a.	Arnaud Ajdler	☐	☐	☐

1b.	Chad A. Carlson	☐	☐	☐

1c.	Jack D. Plating	☐	☐	☐

1d.	Benjamin L. Rosenzweig	☐	☐	☐

1e.	Robert Sheft	☐	☐	☐

1f.	Ed Zschau	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain

2	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

3	To approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

STARTEK, INC.
Annual Meeting of Stockholders
May 6, 2015 8:00 AM
This proxy is solicited by the Board of Directors

This proxy is furnished in connection with the solicitation by the Board of Directors of StarTek, Inc. of proxies for use at the 2015 Annual Meeting of Stockholders. The undersigned stockholder of StarTek, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Ed Zschau or Chad A. Carlson, and each of them, his or her attorney-in-fact and proxies (with full power of substitution in each), and authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 6, 2015, at the offices of the Company at 8:00 a.m., and at any adjournment thereof, and to vote the common stock of the Company held by the undersigned as designated on the reverse side on proposals 1, 2 and 3 and in their discretion on all other matters coming before the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side